Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Selected Financial Data”, “Senior Securities”, “Independent Registered Public Accounting Firm”, “Index to Financial Statements”, “Part C — Other Information”, and “Selected Condensed Financial Data” and to the use of our reports dated March 9, 2015, with respect to the consolidated financial statements and schedules of TCP Capital Corp. and March 9, 2015, with respect to the financial statements and schedules of Special Value Continuation Partners, LP, in the Registration Statement (Form N-2) dated May 29, 2015 and related Prospectus of TCP Capital Corp., filed for the registration of its common stock, preferred stock, debt securities, subscription rights, and warrants.

We also consent to the incorporation by reference therein of our report dated May 29, 2015, with respect to the senior securities table of TCP Capital Corp. included in the Registration Statement filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

May 29, 2015